Offer by
Federated Premier Municipal Income Fund

to Purchase for Cash
Up To 100% of Its Outstanding Preferred Shares
(Designated Auction Market Preferred Shares, Series A)
________________
September 18, 2019
To Our Clients:
Enclosed for your consideration is the Offer to Purchase dated September 18, 2019 in connection with an offer by Federated Premier Municipal Income Fund (the “Fund”), a Delaware statutory trust (the “Offer”), to purchase for cash up to 100% of its outstanding preferred shares of beneficial interest, par value $0.01 per share and a liquidation preference of $25,000 per share, designated Auction Market Preferred Shares, Series A (the “Preferred Shares”), upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal, (which together constitute the “Offer Documents”).  The price to be paid for the Fund’s Preferred Shares is an amount per share, net to the seller in cash, equal to 99% of the liquidation preference per share (or $24,750 per share), plus any unpaid dividends accrued through October 17, 2019, or such later date to which the Fund’s Offer is extended.
We are the registered holder of record of Preferred Shares held for your account.  A tender of such Preferred Shares can be made only by us as the registered holder of record and only pursuant to your instructions.  The Offer to Purchase is being furnished to you for your information only and cannot be used by you to tender Preferred Shares held by us for your account.
We request instructions as to whether you wish us to tender all or any Preferred Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.
Your attention is invited to the following:
1.
The purchase price to be paid for the Fund’s Preferred Shares is an amount per share, net to the seller in cash, equal to 99% of the liquidation preference per share (or $24,750 per share), plus any unpaid dividends accrued through October 17, 2019, or such later date to which the Offer is extended.  When considering whether to tender Preferred Shares, you should be aware that the payment received pursuant to the Offer will be less than the amount that you would be entitled to receive upon a redemption of your Preferred Shares under the terms of the Preferred Shares or upon a liquidation of the Fund.

2.	The Fund’s Offer and withdrawal rights expire at 5:00 p.m., New York City time, on Thursday, October 17, 2019, unless the Offer is extended.

3.
The Offer is not conditioned upon a minimum of the applicable Fund’s outstanding Preferred Shares being tendered but is conditioned on the Fund’s ability to issue new preferred shares.  The Offer is also subject to certain other conditions as described in Offer to Purchase.

4.
Upon the terms and subject to the conditions of the Fund’s Offer, the Fund will purchase all Preferred Shares validly tendered (and not withdrawn) on or prior to the Expiration Date (as defined in the Offer to Purchase).

5.	Any stock transfer taxes applicable to the sale of Preferred Shares to the Fund pursuant to the Fund’s Offer will be paid by the Fund, except as otherwise provided in the Offer to Purchase.
6.
No fees or commissions will be payable to the Fund in connection with the Offer.  However, brokers and other nominees who tender Preferred Shares pursuant to your instructions may charge you a fee for doing so.

7.	Your instructions to us should be forwarded in ample time before the Expiration Date to permit us to submit a tender on your behalf.
8
In order to facilitate auctions for any Preferred Shares that may remain outstanding after the Offer is completed, please provide, if known, the contact information for the Auction Department at your broker or other nominee, or the Broker-Dealer (if a different party) that submits auction instructions to the Auction Agent on your behalf.

If you wish to have us tender all or any of your Preferred Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form on the detachable part hereof.  If you authorize the tender of your Preferred Shares, all such Preferred Shares will be tendered unless otherwise specified on the detachable part hereof.  Your instructions to us should be forwarded as promptly as possible in order to permit us to submit a tender on your behalf in accordance with the terms and conditions of the Offer.
The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Preferred Shares in any jurisdiction in which the making of an Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.
Neither the Fund nor the Fund’s Board of Trustees (the “Board”) is making any recommendation to any holder of Preferred Shares as to whether to tender or refrain from tendering Preferred Shares in the Offer.  Each holder of Preferred Shares is urged to read the Offer Documents and accompanying materials carefully in evaluating the Offer.  No person has been authorized to give any information or to make any representations in connection with the Offer other than the materials enclosed herewith and the statements specifically set forth in such materials, and, if given or made, such information or representations may not be relied upon as having been authorized by the Fund or its Board.
Payment for Preferred Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by Deutsche Bank Trust Company Americas (the “Depositary”) of

(a) timely confirmation of the book-entry transfer of such Preferred Shares into the account maintained by the Depositary at The Depository Trust Company (the “Book-Entry Transfer Facility”), pursuant to the procedures set forth in Section 4 of the Offer to Purchase, (b) an Agent’s Message (as defined in the Offer to Purchase), in connection with a book-entry delivery, and (c) any other documents required by the applicable Letter of Transmittal.  Accordingly, payment may not be made to all tendering holders of Preferred Shares at the same time depending upon when confirmations of book-entry transfer of such Preferred Shares into the Depositary’s account at the Book-Entry Transfer Facility are actually received by the Depositary.

Instructions with Respect to Offer by
Federated Premier Municipal Income Fund
to Purchase for Cash
Up To 100% of Its Outstanding Preferred Shares
The undersigned acknowledge(s) receipt of the enclosed letter and the Offer to Purchase dated September 18, 2019, in connection with the offer by Federated Premier Municipal Income Fund, a Delaware statutory trust (the “Fund”), (the “Offer”), to purchase for cash up to 100% of its outstanding preferred shares of beneficial interest, par value $0.01 per share and liquidation preference of $25,000 per share, designated Auction Market Preferred Shares, Series A (the “Preferred Shares”).
This will instruct you to tender the number of Preferred Shares as indicated below (or if no number is indicated below, all the Preferred Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase.
Number of Preferred Shares to be Tendered:
_____________ Preferred Shares*
Dated ________________, 2019
If known:
Auction Desk Contact Information:
    Name: ________________________
    Email Address: _________________
Broker-Dealer that provides instructions
to Auction Agent: _________________

SIGN HERE

___________________________________________________

___________________________________________________
Signature(s)
___________________________________________________
Please type or print name(s)
___________________________________________________
Please type or print address
___________________________________________________
Area Code and Telephone Number
___________________________________________________
Social Security or other Taxpayer Identification Number

PLEASE RETURN THIS FORM TO THE BROKERAGE
FIRM MAINTAINING YOUR ACCOUNT
The method of delivery of this form is at the option and risk of the tendering holder of Preferred Shares.  If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended.  In all cases, sufficient time should be allowed to ensure timely delivery.
__________
*	Unless otherwise indicated, it will be assumed that all Preferred Shares held by us for your account is to be tendered.